Exhibit 10.1

Elite Express Holding Inc.

23046 Avenida De La Carlota, Suite 600

Laguna Hills, CA 92653

December 15, 2025

VIA E-MAIL

robert.c@eliteexpressholding.com

Yidan Chen

23046 Avenida De La Carlota, Suite 600

Laguna Hills, CA 92653

 Dear Mr. Cook:

This Letter Agreement and General Release (this “Agreement”) will confirm your separation from Elite Express Holding Inc. (the “Company”). Your last day of employment is December 15, 2025. The terms and conditions of this Agreement apply solely to your individual circumstances and do not and shall not be construed as a representation of the Company’s policy or practice with respect to any other employee. As a result, in consideration for your execution of this Agreement, you will receive the salary, annual bonus, and any other forms of awards as set forth in Exhibit A annexed hereto. Your employment agreement with the Company, dated November 1, 2024, and annexed hereto as Exhibit B, shall be deemed terminated on December 15, 2025.

In addition, you specifically agree as follows:

1.      You acknowledge and agree that the above constitutes full and fair consideration for all agreements, promises, and representations contained in this Agreement (including specifically the release of claims contained in Section 5 below). You understand and agree that all of the above is contingent on you fully executing and returning this Agreement to the Company. You further understand and agree that the Company will provide the above only after this Agreement has become irrevocable in accordance with Section 12 below.

2.      Except as set forth herein, you hereby release and discharge the Company of and from any further obligation to pay or provide any salary, expense reimbursement, or other sum of any nature. You agree that the amounts set forth above shall be in full and final payment of all sums which the Company has, had or might ever have an obligation to pay you in connection with your employment with the Company or separation from the Company.

3.      You agree to abide by any agreements made while employed by the Company that pertain to your non-disclosure obligations with respect to the Company’s confidential and/or proprietary information, your intellectual property obligations and your non-compete obligations. You agree that all tangible and intangible property created, written, developed, conceived, designed or made by or on behalf of you in connection with your employment (“Work Product”) shall be the property of the Company. You hereby assign to the Company all right, title, and interest in and to the said Work Product, including all patents, copyrights, trademarks, trade secrets, and any other intellectual property rights contained therein. You also agree that you will not disclose or use, without the written consent of the Company, any Confidential Information of the Company. “Confidential Information” shall mean any information obtained by you in connection with your employment in a context which would cause a reasonable person to believe the information was intended to be treated as confidential.

4.      By signing this Agreement, you acknowledge that you have returned or destroyed, or will return or destroy by December 15, 2025, all Company Property in your possession or control, and that you have not transmitted any Company Property to any other person. “Company Property” includes tangible things such as any Company computers, cell phone, other office equipment, keys, entry cards, credit cards, books, records, documents and the like (including all copies), which must be returned, and intangible items such as data, computer files, stored e-mail messages and attachments and any other intellectual property of the Company, which must be returned or destroyed. All Company Property must be returned or destroyed, and you must furnish the Company a certificate certifying in writing such destruction, prior to and as a condition of your receipt of the consideration described in this Agreement.

5.      In consideration of the good and valuable payments and benefits set forth above, and intending to be legally bound, you, for yourself and for your executors, heirs, administrators, successors and assigns, hereby knowingly and voluntarily release and forever discharge the Company and/or any of its parent companies, subsidiaries, owners, successors, assigns, affiliates, officers, members, employees, representatives and agents, individually and in their official capacities (collectively, the “Released Parties”), in respect of any and all debts, demands, causes of action, agreements, contracts, damages, liabilities and claims whatsoever, both in law and equity, in any jurisdiction, which you now have or may have ever had, whether known or unknown, against any of the Released Parties for anything that arose at any time up until your signing of this Agreement, including, but not limited to, those arising out of or relating to your employment by Company and/or the termination of your employment. You acknowledge that the foregoing release includes without limitation, all claims arising under any and all federal, state and local laws or statutes in any jurisdiction prohibiting discrimination on the basis of race, national origin, gender, age, sexual orientation, religion or disability, including the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act of 1990 (OWBPA), Sections 1981 through 1988 of Title 42 of the United States Code, Title VII of the Civil Rights Act of 1964, the American with Disabilities Act of 1991 (ADA), the Rehabilitation Act, the Employee Retirement Income Security Act (ERISA), the Equal Pay Act (EPA), the Fair Labor Standards Act (FLSA), the Immigration Reform Control Act (IRCA), the Family and Medical Leave Act (FMLA), the Occupational Safety and Health Act (OSHA), the Uniformed Services Employment and Reemployment Rights Act (USERRA), Worker Adjustment and Retraining Notification Act (WARN), Genetic Information Nondiscrimination Act (GINA), the Human Rights Laws of the State and City of New York, the New York Equal Pay Law, the New York Civil Rights Law, the New York Whistleblower Law, the New York State Workers Adjustment and Retraining Notification Act, any other civil or human rights law, regulation or ordinance, any public policy, contract (oral, written or implied) (except this Agreement), tort, constitution or common law, and/or any claim for wrongful termination and/or retaliation, fraud, negligent or intentional misrepresentation, defamation, claims for breach of contract, including breach of the covenant of good faith and fair dealing, or any other federal, state or local laws applicable to employers and/or employees. You confirm that you have filed no claim, charge or complaint against the Released Parties before any federal, state or local court or administrative agency. In addition, you expressly waive and relinquish all rights and benefits afforded by any statutory provisions prohibiting the release of unspecified claims and acknowledge that this Agreement is intended to include all claims in Company’s favor, including those of which you may be unaware at the time of execution of this Agreement, and that this Agreement contemplates the extinguishment of any and all such claims. You acknowledge that the Company has given you sufficient opportunity to consult counsel. If you file, or have filed on your behalf, a charge, complaint, or action relating in any way to the claims dismissed in this Agreement, you agree that the payments and benefits provided to you in this Agreement are in complete satisfaction of any and all claims in connection with such charge, complaint, or other damages from such charge, complaint or action.

6.      You agree not to sue, join in and, to the extent permitted by applicable federal, state and local statutes or ordinances, voluntarily assist, aid or participate in the pursuit of any claims, investigation, proceeding or any lawsuit against the Company, its affiliated entities (foreign or domestic) or the Released Parties including, but not limited to, any matter (i) within the scope of this Agreement, (ii) related to or arising out of your service or proposed service to the Company or the Released Parties or (iii) any other agreement or understanding between you and the Company or the Released Parties. This Agreement does not prevent you from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that any claims by you for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

7.      To the extent that the foregoing releases are releases to which Section 1542 of the California Civil Code or similar provisions of other applicable law applies, it is the intention of the parties that the foregoing releases shall be effective as a bar to any and all actions, fees, damages, losses, claims, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected specified herein. In furtherance of this intention, you expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the California Civil Code or similar provisions of applicable law which are as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The parties acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was bargained for separately. Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this Agreement is intended to include in its effect without limitation all of the claims, causes of action and liabilities which you do not know or suspect to exist in your favor at the time of execution of this Agreement, and this Agreement, contemplates extinguishment of all such claims, causes of action and liabilities.

8.      Except as specifically set forth herein, you are not, by signing this Agreement, releasing or waiving (a) any rights or claims that may arise after this Agreement is signed, (b) the post-employment benefits and payments specifically promised to you under this Agreement, (c) the right to institute legal action for the purpose of enforcing the provisions of this Agreement or (d) the right to apply for state unemployment compensation benefits.

9.      Both you and the Company agree this Agreement and the terms contained herein will remain strictly confidential between the parties and, except as required by law, will not be disclosed by either party under any circumstances other than to your immediate family members or your counsel, or as may be required by law or in the ordinary course of the Company’s business operations. No other disclosure as to the existence or terms of this Agreement may be made without the prior written consent of the Company or an order from a court of competent jurisdiction. If a subpoena or compulsory process of any kind is served seeking information about the existence or terms of this Agreement, you shall promptly notify the Company via email and mail to Yidan Chen, CEO, Elite Express Holding Inc., 23046 Avenida De La Carlota, Suite 600, Laguna Hills, CA 92653, and at the following email address: management@eliteexpressholding.com, no later than seven (7) business days prior to said production or disclosure.

10.  You agree not to make any disparaging or defamatory remarks or comments against the Company, its employment or business practices, its customers, its members, or its employees.

11.  You agree that this Agreement and the furnishing of the consideration set forth in this Agreement shall not be deemed or construed at any time for any purpose as an admission by the Company or any of the Released Parties of any liability or unlawful conduct of any kind.

12.  You acknowledge that you have carefully read this Agreement and understand all of its terms, including the full and final release of claims set forth above. You also acknowledge that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement, and that you have had the opportunity to review this Agreement with your attorney. You further declare that in making this Agreement you relied entirely upon your own judgment, beliefs, interests, and, if applicable, the advice of your legal counsel.

(a) Attorney Consultation and Review.

You understand and acknowledge that you have the right to consult with an attorney of your choice to review this Agreement and you are encouraged by the Company to do so.

(b) Revocation Period.

No matter when you sign this Agreement, you understand and acknowledge that you will have seven (7) days after signing this Agreement to revoke it by delivering the written notification of such revocation to the Company, Attn: Yidan Chen, CEO, Elite Express Holding Inc., 23046 Avenida De La Carlota, Suite 600, Laguna Hills, CA 92653 and at the following email address: management@eliteexpressholding.com. If you do not revoke this Agreement, this Agreement will become effective and irrevocable on the eighth day after you sign it (the “Effective Date”). If you elect to revoke this Agreement within the aforementioned seven (7) day period, this Agreement and the promises contained in it will automatically be deemed null and void, and your employment agreement annexed hereto as Exhibit B shall be reinstated.

13.  This Agreement, together with the documents incorporated by reference herein, constitutes the entire agreement between the parties regarding your employment and termination thereof and supersedes all prior written or oral communications, understandings or agreements regarding the subject matter hereof. This Agreement may not be modified, altered, or changed in any way except by written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with applicable United States federal law and the laws of the State of California. If any provision of this Agreement, other than the general releases set forth in Section 5 above, is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, then such provision shall become null and void, leaving the remainder of this Agreement in full force and effect. In addition, this Agreement may not be amended except by a written agreement signed by both parties, which specifically refers to this Agreement.

14.  This Agreement affects your legal rights, and we therefore urge you to review it carefully before signing. If this Agreement is acceptable, please sign it and return to the Company, Attn: Yidan Chen, CEO, Elite Express Holding Inc., 23046 Avenida De La Carlota, Suite 600, Laguna Hills, CA 92653. If the Company has not received your signed Agreement by December 15, 2025, this offer will be withdrawn and you will not be entitled to receive the consideration described above.

WITH MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE; THAT I HAVE VOLUNTARILY ENTERED INTO IT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY THE COMPANY TO DO SO.

I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED SUFFICIENT TIME TO CONSIDER THIS AGREEMENT AND THAT I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO YIDAN CHEN, CEO, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION. I UNDERSTAND THAT, IF I DO NOT REVOKE MY ACCEPTANCE OF THIS AGREEMENT IN THIS MANNER, IT WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER I SIGN IT.

/s/ Yidan Chen	December 15, 2025

Elite Express Holding Inc.	Date:

/s/ Robert Cook	December 15, 2025

Accepted: Robert Cook	Date:

Exhibit A

Payment Schedule

Compensation	Amount
Base Compensation	$3,461.54
Separation fee	$5,000.00
Total	$ 8,461.54

Exhibit B

Employment Agreement